Exhibit 99(d)
                           PRESS RELEASE


FOR IMMEDIATE RELEASE
TUESDAY
DECEMBER 30, 1997

CONTACT PERSON:          STACY DUCKETT, VICE PRESIDENT
                         CORPORATE COMMUNICATIONS
                         (501) 688-8229


          TCBY AND SUBWAY  DEVELOP CO-BRANDING  ALLIANCE IN
            CANADA

LITTLE ROCK, AR - December 30 (Tuesday) - TCBY ENTERPRISES, INC. (NYSE:TBY) today announced that its Master Franchisee in Canada, Tremlac Foods, Inc., has entered into an agreement with Doctor's Associates, Inc. to develop TCBY/Subway co-branded units.

At present, there are over 1200 Subway(Registered) locations across Canada. TCBY(Registered) locations are currently in Ontario and Quebec. As previously announced by the Company, TCBY and Subway have an alliance for the development of co-branded units in the United States. There are currently over 40 TCBY/Subway locations in the United States.

"TCBY International feels that developing these two concepts together will enhance the expansion and brand awareness of both TCBY and Subway throughout Canada", said Ward Hillegas, Sr. Vice President of TCBY International. "Tremlac Foods is very pleased with this new development opportunity."

"Subway(Registered)  Sandwiches  &  Salads  is  enthusiastic
about          developing           these           Canadian
TCBY(Registered)/Subway(Registered) locations," says John Skerritt, co-branding development manager for Subway(Registered) restaurants. He adds, "We've worked hard to offer the same co-branding opportunities to our franchise owners in Canada, that are available in the United States."

The Subway(Registered) restaurant system is the world's second largest fast food franchise with more than 13,000
sandwich shops in  64 countries.   Worldwide  sales for  the
Subway(Registered) franchises were $3.2 billion (U.S.) in 1996.

TCBY Enterprises, Inc., through subsidiary companies, manufactures and sells soft serve frozen yogurt, hardpack, frozen yogurt, hardpack ice cream, and frozen novelty products, and markets foodservice equipment. The Company is the world's largest manufacturer-franchisor of frozen yogurt. The Company, through subsidiaries, develops locations and products under the "TCBY"(Registered) and Juice Works(Registered) brands.

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